SPECIAL OPPORTUNITIES MUNICIPAL FUND INC.
ARTICLES OF AMENDMENT

Special Opportunities Municipal Fund Inc., a Maryland corporation having its principal office in the City of Baltimore, State of Maryland, (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The Charter of the Corporation is hereby amended by striking out Article SECOND and inserting in lieu thereof the following:

ARTICLE SECOND

Name

The name of the Corporation is Municipal High Income Fund Inc.

SECOND: The foregoing amendment to the Charter of the Corporation has been approved by a majority of the entire Board of Directors of the Corporation and no stock entitled to be voted on this matter is outstanding or subscribed for.

IN WITNESS WHEREOF, Special Opportunities Municipal Fund Inc. has caused this Article of Amendment to be signed in its name and on its behalf by its President, Heath B. McLendon, attested by its Assistant Secretary, Francis J. McNamara III, on October 13, 1988.

The Assistant Secretary acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's Charter are true in all material respects and that this statement is made under the penalties of perjury.

Special Opportunities Municipal Fund Inc.

10-14-88 ... 11:00

By: [signature]
Heath B. McLendon, President

Attest:

82918021

[signature]
Francis J. McNamara III
Assistant Secretary

October 13, 1988 at 9 a.m.

82918022 82918020

1988 OCT 14 A 11:00